UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

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Date of Report (Date of earliest event reported) July 29, 2005  (July 26, 2005)

Cendant Corporation
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-10308 (Commission File No.)	06-0918165 (I.R.S. Employer Identification Number)

9 West 57th Street New York, NY		10019
(Address of principal executive office)		(Zip Code)

Registrant's telephone number, including area code  (212) 413-1800

None
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Agreement Providing for the Sale of the Marketing Services Division

On July 26, 2005, we entered into a definitive agreement with two affiliates of Apollo Management V, L.P. ("Apollo"), Affinity Acquisition Inc. (the "purchaser") and Affinity Acquisition Holdings Inc. (the "parent"), providing for the sale of our Marketing Services Division (“MSD”) to the purchaser for approximately $1.83 billion.

The agreement provides for the sale of Cendant Marketing Group, LLC and Cendant International Holdings Limited to the purchaser for a purchase price of approximately $1.7 billion of cash, net of estimated closing adjustments, plus $125 million face value of newly issued preferred stock of the parent. The purchase price is subject to reduction if MSD's EBITDA for the last twelve months prior to closing is less than a set threshold. The proportional amount of preferred stock and cash are subject to adjustment if the ratio of equity in the purchaser to preferred stock issued to us falls below a set threshold.

In addition, Cendant will receive warrants to purchase up to 7.5 percent of the common equity of the parent, which will become exercisable upon the earlier of four years or the achievement by Apollo of certain investment return hurdles.

The purchase agreement contains customary representations, warranties, covenants and agreements of Cendant, the purchaser and the parent.

Cendant will remain a marketing partner and a provider of travel services to MSD through a number of commercial agreements to be executed at closing. Cendant has retained liability for certain existing litigation matters, and also has agreed to provide a limited indemnity to the purchaser with respect to certain existing obligations of MSD, certain legal proceedings and any breaches of representations and warranties (which generally survive until April 15, 2007) and covenants contained in the purchase agreement.

The transaction is subject to certain closing conditions, including the purchaser's receipt of financing, receipt of insurance and other regulatory approvals, the absence of a material adverse effect on MSD and other customary closing conditions, and is expected to be completed in the fall. The purchaser has obtained equity and debt financing commitments for the transactions contemplated by the purchase agreement, which are subject to customary conditions.

The purchase agreement may be terminated in certain limited circumstances, including upon the failure of the closing of the transaction to occur on or before December 26, 2005.

A copy of the press release announcing that we had entered into the purchase agreement is attached as Exhibit 99.1 and is incorporated by reference herein.

Director Fees

On July 26, 2005, Cendant’s Board of Directors approved an increase in the fees paid to Cendant’s non-employee directors effective with the third quarter Board compensation payment. As a result, the annual compensation for Cendant’s audit committee chair, audit committee members and compensation committee chair will be increased to $30,000, $20,000 and $25,000, respectively.

Item 8.01	Other Information

On July 28, 2005, we announced that our Executive Vice President & Treasurer, David B. Wyshner, has been promoted to vice chairman and chief financial officer of our Travel Content Division (TCD), reporting to TCD Chairman and Chief Executive Officer, Stephen P. Holmes. Mr. Wyshner will transition into this new role during the summer, and we expect to fill the treasurer post during this period.

Cendant's Travel Content Division includes our Avis and Budget vehicle rental operations, our RCI timeshare exchange company, franchised lodging brands such as Ramada and Days Inn, a leading marketer of vacation rental properties in Europe, and the largest timeshare sales and development business in the United States. Mr. Wyshner will be responsible for coordinating all of the division's financial activities, with oversight of the division's controllers; its mergers and acquisitions strategy and execution; and customer contact centers. In addition, he will play an integral role in helping to manage the day-to-day operations of the division.

A copy of the press release announcing Mr. Wyshner's new post is attached as Exhibit 99.2 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description

99.1	Press Release dated July 26, 2005.

99.2	Press Release dated July 28, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENDANT CORPORATION

By:	/s/ Eric J. Bock
Eric J. Bock
Executive Vice President, Law and Corporate Secretary

Date: July 29, 2005

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated July 26, 2005.

99.2	Press Release dated July 28, 2005.